Exhibit 99.1
Investor Relations Contact:
Kevin Inda
Corporate Communications, Inc.
407-566-1180
Kevin.Inda@cci-ir.com
Media Contact:
Julie White
Director, Corporate Communications
641-787-2040
Julie.White@iowatelecom.com
Iowa Telecom Announces New Member
to Company’s Board of Directors
NEWTON, Iowa — (April 3, 2008) — Iowa Telecommunications Services, Inc. (NYSE: IWA) today announced that during its Board meeting on April 3, 2008, Kenneth R. Cole was elected to fill a vacancy on the company’s Board of Directors, effective immediately.
Mr. Cole is a retired telecommunications executive, with 33 years of experience in the telecom industry. He has held several senior positions within CenturyTel, a Fortune 500 telecommunications company, prior to helping establish Valor Telecom in 2000. As a founding member of Valor Telecom, he served as President and Chief Operating officer, as well as Chief Executive Officer and Vice Chairman of the Board. He has previously served on the Board of Directors and the Audit Committee for Occam Networks, Inc., a publicly traded telecom equipment manufacturer. Prior to his telecom experience, Mr. Cole served in the U.S. Navy and attended Northeast Louisiana University.
“We are thrilled that Ken has agreed to join our Board,” stated Alan L. Wells, Iowa Telecom Chairman and Chief Executive Officer. “With over 30 years of telecom experience, his insight will be beneficial to our Board and our Company. We look forward to working with him.”
About Iowa Telecom
Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 450 communities and employs over 650 people throughout the State of Iowa. The Company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.
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